Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Transphorm, Inc. on Form S-8 of our report dated March 30, 2020, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audits of the consolidated financial statements of Transphorm, Inc. as of and for the years ended December 31, 2019 and 2018 included in Amendment No. 2 to Form 8-K filed with the U.S. Securities and Exchange Commission on March 31, 2020.

/s/ Marcum LLP

Marcum LLP
Chicago, IL
June 1, 2020